EXHIBIT 10.1

FORBEARANCE AGREEMENT

This Forbearance Agreement ("Agreement"), dated as of August 4, 2023, is made by and among Mirion Technologies (US), Inc., a Delaware corporation ("Seller") and Biodex Rehab Systems, LLC, a Delaware limited liability company ("Buyer"), a wholly-owned subsidiary of Salona Global Medical Device Corporation, a corporation incorporated under the laws of the Province of British Columbia ("Parent," and together with Buyer and Biodex Medical Systems, Inc., either individually or collectively, the "Buyer Parties").

RECITALS

WHEREAS, Seller and Buyer Parties are parties to that certain Stock Purchase Agreement for the sale of the stock of Biodex Medical Systems, Inc., dated as of March 15, 2023, along with that certain related Parent Guarantee, Promissory Note and Stock Pledge dated as of April 3, 2023 (collectively referred to herein as "Transaction Agreements"). In addition, Seller affiliate Mirion Technologies, Inc., and Biodex Medical Systems, Inc., are parties to that certain Contract Manufacturing Agreement dated as of April 3, 2023, which is guaranteed by Buyer Parties under the terms of the Transaction Agreements. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Stock Purchase Agreement;

WHEREAS, the outstanding principal balance owed by Buyer Parties to Seller under the Transaction Agreements is $ 8,687,528.51USD plus accrued interest (Final Purchase Price of $7,756,525.43 USD, plus AR/AP Adjustment of 1,502,765.63, plus tables inventory of 1,495,084,81, less $1,000,000.00 paid at closing, and less set-off under the Contract Manufacturing Agreement of $1,066,847.36) (collectively, the "Obligations").

WHEREAS, as security for all of the Obligations, the terms of the Promissory Note pledge to Seller the Stock of Biodex Medical Systems, Inc. (the "Stock Pledge");

WHEREAS, Buyer Parties are in default in payment of the Obligations under the Transaction Documents;

WHEREAS, Buyer Parties have requested Seller to forbear from exercising its rights and remedies under the Transaction Documents; and

WHEREAS, Seller are willing to forbear from exercising such rights and remedies for a limited period of time, provided that Buyer Parties comply with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Buyer Parties Acknowledgments. Buyer Parties acknowledge and agree that:

1.1 Recitals. The above recitals are true and correct.

1.2 Defaults. The following Events of Default have occurred and are continuing under the Transaction Documents:

(a) Payment of the AR/AP Adjustment in the amount of $1,502,765.63, due beginning May 15, 2023.

(b) Payment for tables inventory in the amount of $428,237.45 (1,495,084,81, less set-off under the Contract Manufacturing Agreement ("CMA") of $1,066,847.36), due beginning May 31, 2023.

(c) Payment of the first installment of the Purchase Price in the amount of $2,000,000.00, plus interest, due July 1, 2023.

(d) Accrued interest for past due amounts under 1.2(a)-(c) above. (the "Existing Defaults").

1.3 Transaction Documents. The Transaction Documents, and all other agreements, instruments, and other documents executed in connection with or relating to the Obligations or the Stock Pledge are legal, valid, binding, and enforceable against Buyer Parties in accordance with their terms. The terms of the Transaction Documents remain unchanged, except as modified pursuant to this Agreement.

1.4 Obligations. The Obligations are not subject to any setoff, deduction, claim, counterclaim, or defenses of any kind or character whatsoever.

1.5 Stock Pledge. Seller has a valid, enforceable, and perfected security interest in Biodex Medical Systems, Inc. under the terms of the Stock Pledge, as to which there are no setoffs, deductions, claims, counterclaims, or defenses of any kind or character whatsoever.

1.6 Right to Accelerate Obligations. As a result of the Existing Defaults, Seller has the right to accelerate the maturity and demand immediate payment of the Obligations and they are now due and payable.

1.7 Default Notice. To the extent required by the Transaction Documents, Buyer Parties have received timely and proper notice of the Existing Defaults and the opportunity to cure (if any), in accordance with the terms of the Transaction Documents, or applicable law, and hereby waive any rights to receive further notice thereof. All applicable cure periods relating to the Existing Defaults have lapsed.

1.8 No Waiver of Defaults. Neither this Agreement, nor any actions taken in accordance with this Agreement, or the Transaction Documents shall be construed as a waiver of or consent to the Existing Defaults or any other existing or future defaults under the Transaction Documents, as to which all of Seller's rights shall remain reserved.

1.9 Preservation of Rights and Remedies. Upon expiration of the Forbearance Period (as defined in Section 2.1), all of Seller's rights and remedies under the Transaction Documents and at law and in equity shall be available without restriction or modification, as if the forbearance had not occurred.

1.10 Seller Conduct. Seller has fully and timely performed all of its obligations and duties in compliance with the Transaction Documents and applicable law, and has acted reasonably, in good faith, and appropriately under the circumstances.

1.11 Purpose of Forbearance. The purpose of this Agreement is to provide Buyer Parties with a period of time to stabilize performance of the businesses of Buyer Parties, now under new leadership.

1.12 Request to Forbear. Buyer Parties have requested Seller's and Seller's forbearance as provided herein, which shall inure to their direct and substantial benefit.

2. Seller Forbearance.

2.1 Forbearance Period. Subject to compliance by Buyer Parties with the terms and conditions of this Agreement, Seller hereby agrees to forbear from exercising its rights and remedies against Buyer Parties under the Transaction Documents with respect to the Existing Defaults during the period (the "Forbearance Period") commencing on the Effective Date (as defined in Section 3) and ending on the earlier to occur of (i) July 31, 2025 and (ii) the date that any Forbearance Default (as defined in Section ) occurs. Seller's forbearance, as provided herein, shall immediately and automatically cease without notice or further action on the earlier to occur of (i) or (ii) (the "Termination Date"). On and from the Termination Date, Seller may, in its sole discretion, exercise any and all remedies available to them under the Transaction Documents by reason of the occurrence of any Events of Default thereunder or the continuation of any Existing Default.

2.2 Extension of Forbearance Period. In the sole discretion of Seller and without obligation, after the Termination Date, Seller may renew or extend the Forbearance Period, or grant additional forbearance periods.

2.3 Scope of Forbearance. During the Forbearance Period, Seller will not (i) accelerate the maturity of the Obligations or initiate proceedings to collect the Obligations; (ii) initiate or join in filing any involuntary bankruptcy petition with respect to Buyer Parties under the Bankruptcy Code, or otherwise file or participate in any insolvency, reorganization, moratorium, receivership, or other similar proceedings against Buyer Parties under the laws of the US; (iii) repossess Biodex Medical Systems, Inc. under the Stock Pledge, through judicial proceedings or otherwise; or (iv) initiate proceedings to enforce the Parent Guaranty.

3. Conditions Precedent. This Agreement shall not become effective unless and until the date (the "Effective Date") that each of the following conditions shall have been satisfied in Seller's sole discretion, unless waived in writing by Seller:

3.1 Delivery of Certain Documents. Buyer Parties shall deliver or cause to be delivered the following documents, each in substance and form acceptable to Seller:

(a) a copy of this Agreement, duly executed by each of the Buyer Parties;

(b) a certificate dated the date hereof, signed by the Secretary of Buyer Parties, containing certified copies of (i) resolutions duly adopted by the board of directors of Buyer Parties, as applicable, authorizing the execution and delivery of this Agreement and all documents required to be delivered in connection herewith, and all transactions contemplated herein; (ii) a statement containing the true and correct names, titles, and signatures of Buyer Parties authorized to sign such documents and authorize such transactions;

(c) current certified consolidated financial statements from Buyer Parties;

(d) such other documents as Seller may request with respect to any matter relevant to this Agreement or the transactions contemplated hereby.

3.2 Interest. As partial consideration for Seller's agreement to forbear as set forth herein, all past due amounts will continue to bear interest at a rate of 12% per annum. Buyer Parties may pay any and all amounts due under the Transaction Documents prior to the time required by this Agreement without additional prepayment fee or penalty.

3.3 Professional Fees and Other Expenses. Each Party shall bear its own costs incurred in connection with the preparation and negotiation of this Agreement.

4. Payments During Forbearance Period. During the Forbearance Period, Buyer Parties shall make the following payments in lieu of any payments required under the Transaction Documents:

4.1 The remaining amounts due for Tables Inventory will be set off against future tables invoices until paid. Seller will waive interest on this amount.

4.2 The AR/AP adjustment, plus interest, will be paid by October 31, 2023.

4.3 Beginning August 1, 2023, 100% of ending cash of the consolidated financial statements of Salona Global Medical Device Corporation exceeding a balance of $2,500,000 will be paid at the end of each month until late payments, including accrued interest, are current with original payment schedule.

4.4 50% of any capital raise will be paid within 3 business days following the date of the capital raise until late payments, including accrued interest, are current with original payment schedule.

5. Representations and Warranties. Buyer Parties and each Guarantor represent and warrant as to itself that all representations and warranties relating to it contained in the Transaction Documents are true and correct as of the Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date. Buyer Parties further represent and warrant to Seller as follows:

5.1 Authorization. The execution, delivery, and performance of this Agreement are within its corporate power and have been duly authorized by all necessary corporate action.

5.2 Enforceability. This Agreement constitutes a valid and legally binding Agreement enforceable against Buyer Parties in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting creditors' rights generally and to general principles of equity.

5.3 No Violation. The execution, delivery, and performance of this Agreement do not and will not (i) violate any law, regulation, or court order to which Buyer Parties; (ii) conflict with Buyer Parties organizational documents; violate any other financing or commercial agreement to which Buyer Parties or their assets may be bound; (iv) result in the creation or imposition of any lien, security interest, or encumbrance on any property of Buyer Parties, or any of their subsidiaries, whether now owned or hereafter acquired, other than liens in favor of Seller.

5.4 No Litigation. No action, suit, litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Buyer Parties or Guarantors, threatened by or against or affecting Buyer Parties or Guarantors or against any of their property or assets with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby.

5.5 Financial Condition. The financial statements, dated June 30, 2023 as delivered by Buyer Parties pursuant to Section 3.1(c), are complete and correct and, present fairly in accordance with GAAP the financial condition of Buyer Parties, Guarantors, and their consolidated subsidiaries at such date and the consolidated results of their operations and changes in financial position for the fiscal period then ended.

5.6 No Change. Except as previously disclosed to Seller, since June 30, 2023, there has been no material adverse change in the business, operations, assets, or financial or other condition of the Buyer Parties, Guarantors, and their subsidiaries taken as a whole.

5.7 Accuracy of Information. All information provided by Buyer Parties, or any of their respective agents, is true, correct, and complete in all material respects, as of the date provided and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading.

5.8 Advice of Counsel. Buyer Parties have freely and voluntarily entered into this Agreement with the advice of legal counsel of their choosing or have knowingly waived the right to do so.

6. Covenants. In addition, in order to induce Seller to forbear from the exercise of its rights and remedies as set forth above, Buyer Parties hereby covenant and agree that at all times during the Forbearance Period, unless Seller otherwise consents in writing, as follows:

6.1 Compliance with Transaction Documents. Buyer Parties shall continue to perform and observe all covenants, terms, and conditions, and other obligations contained in all of the Transaction Documents (as expressly modified herein) and this Agreement, except with respect to the Existing Defaults.

6.2 Financial Covenants. In addition to the financial covenants set forth in the Transaction Documents, Buyer Parties shall comply with the following additional financial covenants:

(a) Buyer Parties shall only make expenditures that are required to operate their businesses in the ordinary course. Capital expenditures in excess of $100,000.00, for any reason other than repair of equipment needed in operation of the business, shall be approved by Seller prior to incurring the expense.

(b) Buyer Parties shall not declare a dividend or initiate a share repurchase until such time as payment obligations under the original Transaction Documents are current.

(c) Buyer Parties shall not engage in new M&A activities until such time as payment obligations under the original Transaction Documents are current, or are brought current through debt or equity funding in connection with an acquisition.

(d) Buyer Parties shall utilize any available credit lines to 80% or such lesser level allowed by the lender to access cash until such as payment obligations under the original Transaction Documents are current.

6.3 Sale of Assets. Buyer Parties shall not sell, convey, transfer, assign, lease, abandon, or otherwise dispose of any of its assets, tangible or intangible (including but not limited to sale, assignment, discount, or other disposition of accounts, contract rights, chattel paper, or general intangibles with or without recourse), without Seller's prior written consent. If Seller grants its written consent, Buyer Parties shall cause buyer or other transferee to pay all proceeds of such disposition directly to Seller for application to the Obligations.W

6.4 Perfection of Seller's Liens. Buyer Parties shall execute and deliver to Seller such documents and take such actions as Seller deems necessary or advisable to perfect or protect the Seller's security interests, mortgages, or liens granted by Buyer Parties or Guarantors to Seller.

6.5 Monthly Reports. At the close of each calendar month, Buyer Parties shall deliver to Seller the following financial reports, all in form, content, and detail satisfactory to Seller:

(a) a statement duly executed by an officer of Buyer Parties that Buyer Parties are in compliance with the terms and conditions of this Agreement and the Transaction Documents, and are current on its wages, benefits, taxes, and insurance payments;

(b) a balance sheet and statements of income and cash flows from the beginning of the fiscal year through the end of such month, certified by Buyer Parties' chief financial officer;

(c) an accounts receivable aging report;

(d) a cash receipts and expenditures report;

(e) an accounts payable report; and

(f) a statement of utilized and available credit under Buyer Parties' credit line.

6.6 Other Financial Information. Buyer Parties each shall promptly provide to Seller such other financial information as Seller may reasonably request.

6.7 Obligations to Third Parties. During the Forbearance Period, Buyer Parties shall continue to pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its liabilities and obligations that have a security interest senior to the Seller, and any other liabilities arising in the ordinary course of business that could materially impair the ability of Buyer Parties to meet its payment obligations to Seller under the Transaction Documents and this Agreement.

6.8 Notice of Adverse Claims. If Buyer Parties shall become aware that any person or entity is asserting any lien, encumbrance, security interest, or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution, or similar process or any claim of control) against any of them or any of their property (each, an "Adverse Claim"), they shall promptly notify Seller in writing thereof, and provide to Seller all documentation and other information it may request regarding such Adverse Claim.

6.9 Operational Performance under CMA. Notwithstanding any terms therein to the contrary, the following terms shall apply to the activities under the Contract Manufacturing Agreement:

(a) Biodex will support Seller and its affiliates to plan the relocation of the tables manufacturing at the end of the CMA period, including, without limitation:

(i) a site visit in August or other month requested by Seller of the Shirley facility during a weekend

(ii) other visits during the week and during working hours as reasonably requested by Seller (under conditions to be agreed upon to avoid spreading any rumor) with the presence and support of an engineer knowledgeable of the tables manufacturing processwith a first visit to be planned in August or September.

(iii) On site training of new operators at the expense of Seller if a decision is made to transfer the manufacturing of the tables to another site`

(b) A continuous effort will be made to satisfy proper management of the Nuclear Imaging business. This includes in particular:

(i) Accurate Lead Times updated on a monthly basis

(ii) Promise dates for all past due orders

(c) Seller shall have the right to engage other contract manufacturer(s) for the international market; and

(d) Seller shall have the right to terminate the CMA for convenience upon 90 days written notice.

6.10 Further Assurances. Promptly upon the request of Seller, Buyer Parties shall take any and all actions of any kind or nature whatsoever, and execute and deliver additional documents, that relate to this Agreement and the transactions contemplated herein.

7. Release of Claims and Waiver of Defenses. In further consideration of Seller's execution of this Agreement, Buyer Parties, on behalf of themselves and their successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, agents, and attorneys hereby forever, fully, unconditionally and irrevocably waive and release Seller and its successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys, and agents (collectively, the "Releasees") from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from, or related to any act or omission by any Seller or any other Releasee with respect to the Transaction Documents and any Stock Pledge, other than any Seller's or any Releasee's willful acts or omissions, on or before the date of this Agreement (collectively, the "Claims"). Buyer Parties further agree that Buyer Parties shall not commence, institute, or prosecute any lawsuit, action, or other proceeding, whether judicial, administrative, or otherwise, to collect or enforce any Claim.

8. Events of Default. The occurrence of one or more of the following shall constitute a "Forbearance Default" under this Agreement:

8.1 The occurrence of the Termination Date.

8.2 Buyer Parties shall fail to abide by or observe any term, condition, covenant, or other provision contained in this Agreement or any document related to or executed in connection with this Agreement.

8.3 A default or event of default shall occur under any document related to or executed in connection with this Agreement or any of the Transaction Documents (other than the Existing Defaults).

8.4 Buyer Parties:

(a) become insolvent, meaning they

are generally not, or is unable to, or admits in writing their inability to, pay their debts as they become due;

(b) (i) commence any case, proceeding, or other action under any existing or future Requirement of Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to them or their debts, or (D) appointment of a receiver, trustee, custodian, conservator, or other similar official for all or any substantial part of their assets, or (ii) make a general assignment for the benefit of creditors;

(c) has commenced against them in a court of competent jurisdiction any case, proceeding, or other action of a nature referred to in clause (c) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, unstayed, or unbonded for 15 days; or

(d) ceases to conduct business in the ordinary course.

8.5 A tax lien, warrant, or levy is imposed on Buyer Parties or the Stock Pledge.

8.6 Buyer Parties commence a case, proceeding, or other action against Seller relating to any of the Obligations, Stock Pledge, Transaction Documents, this Agreement, or any action or omission by Seller or its agents in connection with any of the foregoing; or any of creditors of Buyer Parties commence a case, proceeding, or other action against Seller relating to any of the Obligations, Stock Pledge, Transaction Documents, this Agreement, or any action or omission by Seller or its agents in connection with any of the foregoing if it impairs, or is likely to impair, the prospect of payment or performance by Buyer Parties of its obligations under this Agreement or any of the Transaction Documents.

8.7 Any other creditor of Buyer Parties or any Guarantor commences an action against Buyer Parties or any Guarantor seeking to collect any debt, obligation, or liability that Buyer Parties or any Guarantor covenanted to pay pursuant to Section 6.7 of this Agreement.

8.8 Any representation or warranty of Buyer Parties or any Guarantor made herein shall be false, misleading, or incorrect in any material respect when made.

8.9 Buyer Parties or any Guarantor takes an action, or any event or condition occurs or exists, which is inconsistent in any material respect with any provision of this Agreement, or impairs, or is likely to impair, the prospect of payment or performance by Buyer Parties of its obligations under this Agreement or any of the Transaction Documents.

9. Remedies. Immediately upon the occurrence of a Forbearance Default:

9.1 The Forbearance Period shall immediately and automatically cease without notice or further action without notice to, or action by, any party.

9.2 Seller shall be entitled to exercise any or all of its rights and remedies under the Transaction Documents, this Agreement, or any stipulations or other documents executed in connection with or related to this Agreement or any of the Transaction Documents, or applicable law, including, without limitation, the appointment of a receiver.

9.3 Buyer Parties shall cooperate with Seller's repossession of all property of Biodex Medical Systems, Inc., under the Stock Pledge.

10. Bankruptcy.

10.1 Waiver of Right to File for Bankruptcy Protection. Buyer Parties agrees that they will not institute, or cause or encourage others to institute against Buyer Parties any proceedings under any state insolvency law or any federal bankruptcy law.

10.2 Waiver of Automatic Stay.

(a) Waiver. In the event any of Buyer Parties is the subject of any voluntary or involuntary proceeding under the Bankruptcy Code, Buyer Parties hereby unconditionally and irrevocably agree that Seller is immediately entitled, without notice, demand, or any other action, to relief from the automatic stay so as to allow Seller to foreclose on its Stock Pledge and enforce its other rights and remedies under the Transaction Documents, or at law and in equity under applicable state law. Buyer Parties hereby consent to the immediate lifting, without notice, demand, or any other action, of any such automatic stay and agrees that it shall not, in any manner, contest or otherwise delay any motion filed by Seller for relief from the automatic stay. Seller's enforcement of this stay waiver is subject to the approval of the bankruptcy court in which the case is then pending.

(b) Acknowledgment by Buyer Parties. Buyer Parties expressly acknowledge and agree that (i) it is currently in default under the Transaction Documents with no ability to cure such defaults and no defense to any of its obligations under the Transaction Documents; (ii) because of its uncured defaults under the Transaction Documents, Seller has the absolute and immediate right to pursue foreclosure and other remedies with respect to the Transaction Documents and the Stock Pledge; (iii) Seller has specifically negotiated for this stay waiver as consideration for forbearing from the exercise of certain remedies, including forgoing foreclosure and other remedies available at law; (iv) Buyer Parties agree that there is no equity in the Stock Pledge; (v) if it is unable to comply with, or otherwise defaults under, this Agreement, it will not have any realistic prospect of an effective reorganization of its business under Chapter 11 of the Bankruptcy Code, including the sale of its business, the sale of all or substantially all of its assets, the restructuring of its assets and liabilities, or a liquidation; (vi) any bankruptcy filing or other action it takes to stay, condition, or inhibit Seller from exercising its remedies is taken in bad faith and (vii) the stay waiver contained in Section 10.2(a) is a material inducement to Seller's willingness to enter into this Agreement, without which Seller would not have agreed to forbear from exercising its rights and remedies under the Transaction Documents.

11. Miscellaneous.

11.1 Notices. Any notices with respect to this Agreement shall be given in the manner provided for in the Transaction Documents.

11.2 Integration; Modification of Agreement. This Agreement and the Transaction Documents embody the entire understanding between the parties hereto and supersedes all prior agreements and understandings (whether written or oral) relating to the subject matter hereof and thereof. The terms of this Agreement may not be waived, modified, altered, or amended except by agreement in writing signed by all the parties hereto. This Agreement shall not be construed against the drafter hereof.

11.3 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.4 Full Force and Effect. The Transaction Documents shall remain unchanged, in full force and effect and continue to govern and control the relationship between the parties hereto, except to the extent they are inconsistent with, superseded, or expressly modified herein. To the extent of any inconsistency, amendment, or superseding provision, this Agreement shall govern and control.

11.5 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, provided that the Buyer Parties' rights under this Agreement are not assignable. Seller may assign its rights and interests in this Agreement, the Transaction Documents, and all documents executed in connection with or related to this Agreement or the Transaction Documents, at any time without the consent of or notice to Buyer Parties.

11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles thereof.

11.7 No Waiver. No failure to exercise and no delay in exercising, on the part of the Seller any right, remedy, power, or privilege hereunder or under the Transaction Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Further, Seller's acceptance of payment on account of the Obligations or other performance by Buyer Parties after the occurrence of an Event of Default shall not be construed as a waiver of such Event of Default, any other Event of Default, or any of Seller's or Seller's rights or remedies.

11.8 Cumulative Rights. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

11.9 Application of Payments. Seller may apply any and all payments it receives from Buyer Parties, or any other party, to such portion of the Obligations as Seller shall determine in its sole discretion.

11.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE, OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

11.11 Headings. The section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.12 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.13 11.13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:	MIRION TECHNOLOGIES (US), INC.

By
Name: Bertrand Duban
Title: SVP, Chief of Staff

BUYER PARTIES:	BIODEX REHAB SYSTEMS, LLC
By
Name: Michael Seckler
Title: President

SALONA GLOBAL MEDICAL DEVICE CORPORATION
By
Name: Michael Seckler
Title: CEO